Exhibit 99.1

HUTCHINSON TECHNOLOGY REPORTS SECOND QUARTER RESULTS

Shipments in Line with Guidance

Gain on Debt Extinguishment Results in Net Profit

HUTCHINSON, Minn., April 30, 2013 – Hutchinson Technology Incorporated (NASDAQ: HTCH) today reported net income of $1.9 million, or $0.07 per diluted share, on net sales of $60.9 million for its fiscal second quarter ended March 31, 2013.  Results for the quarter included a $5.0 million gain on debt extinguishment, a $2.0 million foreign currency gain, $800,000 of non-cash interest expense and $300,000 of severance and site consolidation costs.  Excluding these items, the company’s second quarter net loss was $4.0 million, or $0.16 per share.

In the preceding quarter, the company reported a net loss of $6.5 million, or $0.27 per share, on net sales of $63.7 million.  Results for the quarter included $1.0 million of severance costs, $1.0 million of non-cash interest expense and a $100,000 foreign currency gain.  Excluding these items, the company’s first quarter net loss was $4.6 million, or $0.19 per share.

The company’s suspension assembly shipments totaled 98.9 million in the fiscal 2013 second quarter, down from 103.6 million in the previous quarter, and in line with the company’s prior guidance.  Average selling price in the fiscal 2013 second quarter was $0.60, flat with the preceding quarter.  Dual-stage actuated (DSA) suspensions accounted for 12% of second quarter shipments, up from 9% in the preceding quarter.  “Our DSA suspension shipments increased in the latter part of the second quarter even though customer ramps on certain programs using DSA suspensions have been slower than expected,” said Rick Penn, Hutchinson Technology’s president and chief executive officer.  “We expect DSA suspensions to account for approximately 20% of our shipments in our third quarter.”

Gross profit in the fiscal 2013 second quarter was $8.0 million, or 13.1% of net sales, up from $7.4 million, or 11.6% of net sales, in the preceding quarter.  Gross profit benefited from improved fixed cost leverage on higher levels of flexure and assembly production.  The company built more inventory than previously planned in order to accommodate a product mix change and meet expected demand as it continues to transfer production capacity to its assembly operation in Thailand.  Gross profit also benefited from lower variable costs per part, resulting primarily from improved efficiency in manufacturing TSA+ suspension assemblies.

The company continues to transfer more assembly production to its lower cost operation in Thailand.  In the fiscal 2013 second quarter, the Thailand operation accounted for 27% of assembly production, up from 18% in the preceding quarter.  By the end of the fiscal 2013 third quarter, the company expects its Thailand operation will account for approximately 40% of assembly production, including increased production of DSA suspensions.

Cash and investments at the end of the 2013 second quarter totaled $41.1 million compared with $57.5 million at the end of the preceding quarter.  During the quarter, the company redeemed the remaining $11.9 million of its 3.25% Convertible Subordinated Notes.  Cash generated by operations totaled $3.7 million in the fiscal 2013 second quarter and capital spending totaled $7.6 million.  Outstanding borrowings on the company’s revolving line of credit totaled $2.3 million at the end of the fiscal 2013 second quarter compared with $4.1 million at the end of the preceding quarter.

Regarding the company’s outlook, Penn said the company expects its fiscal 2013 third quarter suspension assembly shipments to be roughly flat on a sequential basis at 95 million to 105 million, anticipating flat demand for disk drives.  Third quarter average selling price is expected to increase slightly as a result of a higher percentage of DSA suspension assemblies in the mix of products shipped in the quarter.  Third quarter gross profit is expected to decline due to lower fixed cost leverage on lower production volume following the inventory build in the second quarter.

“Overall, our results in the quarter demonstrate progress toward our goals of being the industry’s lowest cost producer of suspension assemblies and improving our market position and financial performance,” said Penn.  “We are pleased with our positions on new customer programs and expect to see increased volume from ramps on these programs beginning in our fiscal fourth quarter.  We will continue to strengthen our competitive position by advancing our DSA products, further improving our operating efficiency, transitioning more assembly production to our Thailand operation and continuing to consolidate our U.S. operations.”

Hutchinson Technology to Host Conference Call
The company will conduct a conference call and webcast for investors beginning at 4:00 p.m. Central Time today.  Individual investors and news media may participate in the conference call live via the webcast, which will be available through the Investor Relations page on Hutchinson Technology’s web site at www.htch.com/investors.  Webcast participants will need to complete a brief registration form and should allow extra time before the webcast begins to register and, if necessary, download and install audio software.

About Hutchinson Technology
Hutchinson Technology is a global technology leader committed to creating value by developing solutions to critical customer problems.  In the disk drive components market, the company is a key worldwide supplier of suspension assemblies for disk drives.  The company’s suspension assembly products help customers improve overall disk drive performance and meet the demands of an ever-expanding digital universe.  In the medical device market, the company is focused on bringing new technologies and products to the market that provide information clinicians can use to improve the quality of health care and reduce costs.

Cautionary Note Regarding Forward-Looking Statements
This announcement contains forward-looking statements, including statements regarding demand for and shipments of disk drives, disk drive components and the company’s products, product mix, pricing, production capability and costs, operating performance, operations in Thailand and the United States, cost reductions and financial results.  The company does not undertake to update its forward-looking statements.  These statements involve risks and uncertainties.  The company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of changes in market demand and market consumption of disk drives or suspension assemblies, changes in demand for our products, market acceptance of new products, the company’s ability to produce suspension assemblies at levels of precision, quality, volume and cost its customers require, changes in product mix, changes in customers yields, changes in storage capacity requirements, changes in expected data density, changes in the company’s ability to operate its assembly operation in Thailand, changes in the company’s ability to reduce costs and other factors described from time to time in the company's reports filed with the Securities and Exchange Commission.

INVESTOR CONTACT:	MEDIA CONTACT:
Chuck Ives	Connie Pautz
Hutchinson Technology Inc.	Hutchinson Technology Inc.
320-587-1605	320-587-1823

Hutchinson Technology Incorporated
Condensed Consolidated Statements of Operations - Unaudited
(In thousands, except per share data)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	March 31,	March 25,	March 31,	March 25,
	2013	2012	2013	2012

Net sales	$60,930	$65,483	$124,629	$123,958
Cost of sales	52,953	62,835	109,231	119,009
Gross profit	7,977	2,648	15,398	4,949

Research and development expenses	3,485	4,279	6,824	8,227
Selling, general and administrative expenses	6,216	7,850	12,382	15,023
Severance and other expenses	332	-	1,350	(711)
Debt refinancing costs	-	3,500	-	3,500
Insurance recoveries, net of flood related costs	-	(8,833)	-	(8,833)
Loss from operations	(2,056)	(4,148)	(5,158)	(12,257)

Other income, net	2,510	913	2,982	826
Gain on extinguishment of long-term debt	4,986	-	4,986	-
Interest Income	12	47	62	64
Interest expense	(3,767)	(4,282)	(7,790)	(8,565)
Gain on short- and long-term investments	145	-	272	30
Income (loss) before income taxes	1,830	(7,470)	(4,646)	(19,902)

(Benefit) provision for income taxes	(37)	75	9	119

Net income (loss)	$1,867	$(7,545)	$(4,655)	$(20,021)

Basic income (loss) per share	$0.07	$(0.32)	$(0.19)	$(0.86)

Diluted income (loss) per share	$0.07	$(0.32)	$(0.19)	$(0.86)

Weighted-average common shares outstanding	25,319	23,409	24,635	23,402

Weighted-average diluted shares outstanding	26,555	23,409	24,635	23,402

Hutchinson Technology Incorporated
Condensed Consolidated Balance Sheets - Unaudited
(In thousands, except shares data)

	March 31,	September 30,
	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$39,936	$53,653
Short-term investments - restricted	1,200	1,200
Trade receivables, net	23,855	21,438
Other receivables	8,134	3,880
Inventories	49,108	41,432
Other current assets	3,295	7,203
Total current assets	125,528	128,806
Property, plant and equipment, net	196,748	202,468
Other assets	4,879	5,014
Total assets	$327,155	$336,288

LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current liabilities:
Current maturities of long-term debt, net of discount	$2,289	$11,514
Current portion of capital lease	802	184
Accounts payable	17,857	13,982
Accrued expenses	5,757	6,350
Accrued compensation	10,687	9,656
Total current liabilities	37,392	41,686
Long-term debt, net of discount	121,509	125,232
Capital lease obligation	2,451	-
Other long-term liabilities	1,680	1,540
Shareholders' equity:
Common stock $.01 par value, 100,000,000 shares
authorized, 26,213,000 and 23,900,000
issued and outstanding	262	239
Additional paid-in capital	430,828	430,448
Accumulated other comprehensive gain (loss)	416	(129)
Accumulated loss	(267,383)	(262,728)
Total shareholders' equity	164,123	167,830
Total liabilities and shareholders' equity	$327,155	$336,288

Hutchinson Technology Incorporated
Condensed Consolidated Statements of Cash Flows - Unaudited
(Dollars in thousands)

	Twenty-Six Weeks Ended
	March 31,	March 25,
	2013	2012
Operating activities:
Net loss	$(4,655)	$(20,021)
Adjustments to reconcile net loss to
cash provided by operating activities:
Depreciation and amortization	19,817	19,595
Stock-based compensation	380	975
Gain on short- and long-term investments	(272)	(30)
Loss on disposal of assets	334	178
Asset impairment charge	-	8,338
Non-cash interest expense	1,820	3,390
Gain on extinguishment of debt	(4,986)	-
Severance and other expenses	-	(1,741)
Changes in operating assets and liabilities	(10,308)	12,848
Cash provided by operating activities	2,130	23,532

Investing activities:
Capital expenditures	(12,697)	(13,861)
Proceeds from sale/leaseback of equipment	3,486	-
Change in restricted cash	3,217	(735)
Purchases of marketable securities	(1,200)	(1,613)
Sales / maturities of marketable securities	1,464	2,055
Cash used for investing activities	(5,730)	(14,154)

Financing activities:
Proceeds from issuance of common stock	23	-
Repayments of capital lease	(191)	-
Repayments of revolving credit line	(115,808)	(138,123)
Proceeds from revolving credit line	118,097	127,537
Repayments of debt	(23,469)	-
Proceeds from private placement of debt	11,590	-
Debt refinancing costs	(359)	(1,419)
Cash used for financing activities	(10,117)	(12,005)

Net decrease in cash and cash equivalents	(13,717)	(2,627)

Cash and cash equivalents at beginning of period	53,653	57,554

Cash and cash equivalents at end of period	$39,936	$54,927

Hutchinson Technology Incorporated
Earnings (Loss) Per Share Calculation - Unaudited
(In thousands, except per share data)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	March 31,	March 25,	March 31,	March 25,
	2013	2012	2013	2012

Net income (loss) (A)	$1,867	$(7,545)	$(4,655)	$(20,021)

Weighted average common shares outstanding (B)	25,319	23,409	24,635	23,402
Dilutive potential common shares	1,236	-	-	-
Weighted average common and diluted shares
outstanding (C)	26,555	23,409	24,635	23,402

Basic earnings (loss) per share [(A)/(B)]	$0.07	$(0.32)	$(0.19)	$(0.86)
Diluted earnings (loss) per share [(A)/(C)]	$0.07	$(0.32)	$(0.19)	$(0.86)

Hutchinson Technology Incorporated
Reconciliation of Non-GAAP to GAAP Financial Measures - Unaudited
(In thousands, except per share data)

	Thirteen Weeks Ended
	March 31,	December 30,	March 25,
	2013	2012	2012

Net income (loss) - GAAP	$1,867	$(6,522)	$(7,545)
Subtract gain on extinguishment of debt	(4,986)	-	-
Subtract foreign currency gain	(1,980)	(138)	(649)
Add non-cash interest expenses	800	1,020	1,718
Add severance and other expenses	332	1,018	-
Subtract flood insurance recoveries	-	-	(11,273)
Add flood-related costs	-	-	2,440
Add debt refinancing costs	-	-	3,500
Net loss - Adjusted	$(3,967)	$(4,622)	$(11,809)

Net loss per common share – GAAP:

Basic earnings (loss) per share	$0.07	$(0.27)	$(0.32)
Diluted earnings (loss) per share	$0.07	$(0.27)	$(0.32)

Net loss per common share – Adjusted:

Basic earnings (loss) per share	$(0.16)	$(0.19)	$(0.50)
Diluted earnings (loss) per share	$(0.16)	$(0.19)	$(0.50)

Weighted average common and common equivalent shares outstanding:

Basic	25,319	23,951	23,409
Diluted	26,555	23,951	23,409

Net loss per common share basic and diluted, is calculated by dividing net income by weighted average common and common equivalent shares outstanding basic and diluted, respectively.